Exhibit 10.14

FORM OF MANAGING DEALER AGREEMENT

This Managing Dealer Agreement (this “Agreement”), dated as of _________, 2023 (“Effective Date”), is entered into by and among, on the one hand, Skyway Capital Markets, LLC, a Florida limited liability company (“SCM” or the “Managing Dealer”), and on the other hand __________________ (the “Issuer”) and CaliberCos (the “Company”). The Issuer, Managing Dealer, and Company are collectively referred to herein as “Parties” and each as a “Party.” Concurrently herewith, SCM and Company are entering into that certain Sponsor Consulting Agreement whereby SCM has agreed to assist Company in connection with launching a new investment offering (“Sponsor Consulting Agreement”).

1.	Offering.

a.            The Issuer intends to offer and sell _________ Member Units in a private placement (the “Private Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 506(c) under Regulation D promulgated under the Securities Act (“Regulation D”), on the terms and conditions described in the Issuer’s Confidential Private Placement Memorandum with respect to the Units dated _________, 202  (as the same may be amended, revised or supplemented from time to time, the “PPM”).

b.            It is understood that no sale of the Units shall be regarded as effective unless and until accepted by the Issuer. The Issuer reserves the right in its sole discretion to refuse to sell any of the Units to any prospective purchaser. The Units will be offered during a period commencing on the initial date of the PPM and continuing ____________________.

c.            The Units will be offered only to “accredited investors” (as defined in Rule501(a) of Regulation D under the Securities Act) in one or more closings to be held on such dates and in such amounts as disclosed in the PPM (each, a “Closing”). The Issuer and Company shall take reasonable steps to verify purchasers’ accredited investors status as stated in Rule 506(c)(2)(ii) and conduct the requisite verification that each investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Rule 506(c) identifies multiple non-exclusive methods of verification of “accredited investors” and the Issuer and Company may engage a third-party service for such verification, at the expense of the Issuer or Company. The Issuer may also rely on the safe harbor of obtaining written confirmation from registered broker-dealers, SEC registered investment advisers, licensed attorneys, or a certified public accountant. SCM as the Managing Dealer shall take reasonable steps to coordinate with the Issuer, Company’s distribution team and Selling Group Members to facilitate a compliant accreditation verification process.

d.            Managing Dealer will offer the Units through Selling Group Members (as defined below) in various distribution channels as described in the PPM, and in transactions through investment adviser representatives acting as employees of either (A) a registered investment Company registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or (B) an investment adviser registered under state law (collectively, “Participating RIAs”).

e.            Managing Dealer will engage or hire sub-placement agents and broker-dealer firms who are members in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (collectively, the “Selling Group Members”) to solicit purchasers of the Units in the Private Offering at the per Unit purchase price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the PPM.

f.            Managing Dealer shall enter into a Selling Group Member Agreement substantially in the form attached as Exhibit A-1 to this Agreement or in such other form as shall be pre-approved in writing by the Issuer (a “Selling Group Member Agreement”) with each Selling Group Member.

g.            Managing Dealer acknowledges and agrees that it does not have the power to legally bind or commit the Issuer or any of its affiliates or any of their respective directors, controlling unitholders, executives, agents or representatives (collectively, the “Issuer Parties” and each an “Issuer Party”), and shall not have the authority in any transaction to act as agent for the Issuer or any Issuer Party other than as expressly provided for in this Agreement.

2.	Engagement of Managing Dealer.

On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions set forth herein, Issuer hereby engages and appoints Managing Dealer on a exclusive basis in connection with the offer and sale of the Units during the period commencing with the initial date of the PPM and ending on the Termination Date (as defined in Section 6) to engage Selling Group Members to solicit purchasers of the Units in the Private Offering. The foregoing notwithstanding, Parties acknowledge and agree that Issuer is transitioning to SCM as the exclusive Managing Dealer and such transition will be completed within 60 days of the Effective Date; further Managing Dealer acknowledges and agrees that it’s contemplated that Tobin & Co may be engaged to continue to assist Issuer in connection with the Private Offering and other unrelated matters per Issuer direction. Managing Dealer shall:

a.            assist Issuer in preparing the PPM and all Offering documents describing the Issuer and the Units to be offered (such Offering documents, together with any amendments or supplements thereto, and any letter, circular, notice or other communication to be used in placing the Units is referred to herein as the “Offering Documents”);

b.               not make the PPM and Offering Documents available to any prospective Selling Group Member until the PPM and all Offering Documents and their use have been approved by the Issuer; provided, however, that SCM shall only provide Selling Group Members with such information concerning the Issuer, Company and Offering as may be contained in (i) the PPM, (ii) the Subscription Agreement (as defined below); and (iii) the Offering Documents that are approved by the Issuer or the Company prior to such use;

c.            assist the Issuer in the preparation and implementation of a marketing plan with respect to the proposed Offering; provided, however, that SCM will cause each Selling Group Member by written agreement and instruction to perform placement and marketing activities in accordance with the terms of this Agreement and applicable laws and regulations, including those in the jurisdiction of each purchaser of Units;

d.             use its “best efforts” to organize a Selling Group to arrange the placement of the Units;

e.            distribute the PPM and Offering Documents to Selling Group Members and coordinate Selling Group Members’ due diligence trips, site visits, meetings with management, etc.;

f.            file all sales material and marketing literature with the FINRA Advertising Regulation Department for review;

g.            comply, and cause each Selling Group Member by written agreement and instruction to comply, with all applicable record keeping requirements under any applicable federal or state securities laws; provided, however, that Managing Dealer will cause each Selling Group Member by written agreement and instruction to retain records with respect to each investor who purchases the Units in the Private Offering for at least six (6) years or for a period of time not less than that required in order to comply with all applicable federal, state and other regulatory requirements, whichever is later, which shall include information used to determine that the investor meets the suitability standards set forth in the PPM and otherwise required pursuant to the internal policies of the respective Selling Group Member;

h.            remain (i) duly registered as a broker-dealer pursuant to the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), (ii) a member in good standing of FINRA, and (iii) a broker or dealer duly registered as such in those jurisdictions where the Managing Dealer is required to be registered in order to carry out the Offering as contemplated by this Agreement; provided, however, that the Managing Dealer and its employees and representatives shall at all times possess and maintain all required licenses and registrations to act under this Agreement; further provided, however, that there is no provision in the Managing Dealer’s FINRA membership agreement that would restrict the ability of the Managing Dealer to carry out the Offering as contemplated by this Agreement;

i.            conduct the Private Offering in a transaction or series of transactions intended to be exempt from the registration requirements under the Securities Act, and cause each Selling Group Member by written agreement and instruction to conduct all of its offering and solicitation efforts in conformity Rule 506(c) of Regulation D and all other applicable federal and state securities laws and other regulatory requirements;

j.            timely furnish or cause to be furnished to the Issuer upon request a complete list of all persons who have been offered the Units by the Selling Group Members, including, without limitation, all information required for the Issuer to comply with Regulation D and all other applicable federal and state securities laws and other regulatory requirements;

k.            provide status reports to the Issuer and/or Company with respect to the Offering upon request; and

l.            provide such other information and execute and deliver such documents as the Issuer or the Company may request to verify the accuracy of the Managing Dealer’s representations and warranties contained herein.

3.	Representations and Warranties of the Issuer.

The Issuer hereby represents and warrants to SCM, and each Selling Group Member with whom SCM has entered into or will enter into a Selling Group Member Agreement, that as of the date hereof and as of each date that the Units are sold hereunder; provided, that, to the extent such representations and warranties are given only as of a specified date or dates, the Issuer only makes such representations and warranties as of such date or dates:

a.            This Agreement has been duly authorized, executed and delivered by the Issuer and constitutes a valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the same may be subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity);

b.            The Issuer has obtained all necessary approvals, consents, licenses and registrations from any governmental entity or any other person or entity necessary to perform its obligations hereunder and shall maintain all such approvals, consents and registrations in full force and effect during the term of this Agreement and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of incorporation, by-laws or other organizational document or any agreement, instrument, order, law or regulation binding upon it;

c.            The Issuer has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the offering of the Units

d.            The Issuer has or will prepare copies of the Offering Documents, as the same may be amended or supplemented by Issuer from time to time, including the subscription agreement for the Units, for delivery to prospective purchasers of the Units in accordance with the instructions provided by SCM (the “Subscription Agreement”); provided that SCM and the Selling Group Members will be entitled to rely upon the accuracy and completeness of all information provided by the Issuer or Company and, subject to the other provisions of this Agreement and the Sponsor Consulting Agreement, shall have no additional obligation to independently verify the accuracy or completeness of such information other than information relating to SCM and its affiliates and the information in the section of the PPM entitled “Plan of Distribution”;

e.            The PPM and all Offering Documents will not, as of their date and as supplemented or amended by the Issuer as of the date of each Closing, intentionally and knowingly contain an untrue statement of a material fact or intentionally and knowingly omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Issuer makes no warranty or representation with respect to any statement contained in the PPM or Offering Documents made in reliance upon and in conformity with information furnished to the Issuer by SCM or any Selling Group Member for use in the PPM;

f.            Neither the Issuer, nor any of its affiliates, nor any person acting on their respective behalf, directly or indirectly, will offer or sell during the Term, or has knowingly offered or sold within the last 12 months preceding the Term, the Units or any securities convertible or exchangeable into the Units, in any manner prohibited by Rule 502(c) of the Securities Act of 1933, as amended.

g.            The Issuer will, subject to timely receipt of all applicable information from SCM, timely file an electronic Notice of Exempt Offering of Securities on Form D relating to the Offering with the Securities and Exchange Commission (the “SEC”) under Regulation D and any required amendments thereto;

h.            None of the Issuer, any of its predecessors, any director, executive officer, other officer of the Issuer participating in the Offering or any beneficial owner of 20% or more of the Issuer’s outstanding voting equity securities, calculated on a basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Issuer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) through 506(d)(1)(viii) under the Securities Act (a “Disqualifying Event”), except for a Disqualifying Event covered by Rule 506(d)(2) or Rule 506(d)(3) under the Securities Act; provided, however, that the Issuer has exercised reasonable care to determine: (i) the identity of each person that is an Issuer Covered Person and (ii) whether any Issuer Covered Person is subject to a Disqualifying Event; further provided, however, that the Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) of the Securities Act, and has furnished to SCM a copy of any disclosures provided thereunder;

i.           With respect to each Issuer Covered Person, the Issuer has established procedures reasonably designated to ensure that the Issuer receives notice from each such Issuer Covered Person of: (i) any Disqualifying Event relating to that Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualifying Event relating to that Issuer Covered Person, in each case, occurring up to and including, the last date on which Limited Liability Interest are offered in the Offering; and

j.           The Issuer will be structured and operated in a manner to at all times comply with the exemption from registration provided in Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended.

Except as specifically set forth herein, Company and Issuer make no other warranties, express or implied, arising out of or in connection with this Agreement, and specifically disclaim any other express or implied warranty. SCM acknowledges and agrees that Company and Issuer does not and cannot guarantee any specific business outcome or result arising in connection with SCM performance hereunder, including, without limitation, any actual or attempted sale of Units hereunder.

4.            Representations and Warranties of SCM.

SCM hereby represents and warrants to the Issuer and Company as of the date hereof and as of each date that the Units are sold hereunder; provided, that, to the extent such representations and warranties are given only as of a specified date or dates, SCM only makes such representations and warranties as of such date or dates:

a.            This Agreement has been duly authorized, executed and delivered by SCM and constitutes a valid and legally binding obligation of SCM, and SCM has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement constitutes a valid and binding obligation, enforceable against its terms and does not violate any applicable law, or other contracts or agreements to which it is a party;

b.            SCM has the financial resources necessary for the performance of its obligations as contemplated herein;

c.            SCM is duly organized, validly existing and in good standing under the laws of its jurisdiction and is in material compliance with all applicable laws, rules and regulations;

d.            SCM is (i) duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) is a member of FINRA in good standing and (iii) is a broker or dealer registered as such in those states and jurisdictions where SCM is required to be registered in order to provide the services contemplated by this Agreement;

e.            With respect to its participation and the participation by each Selling Group Member in the offer and sale of the Units (including, without limitation, any resales and transfers of Units), SCM agrees, and will cause each Selling Group Member by written agreement and instruction, to comply with all applicable requirements of (A) the Securities Act, the Exchange Act, the rules and regulations promulgated under the Securities Act and the Exchange Act and all other federal and state rules and regulations applicable to the Private Offering and the sale of the Units; (B) applicable state securities or “blue sky” laws; and (C) the rules set forth in the FINRA rulebook applicable to the Private Offering, which currently consists of rules promulgated by FINRA and the National Association of Securities Dealers;

f.            SCM shall obtain written consent from the Issuer prior to executing a Selling Group Member Agreement with a Selling Group Member that deviates in any material respect from the form attached as Exhibit A, and to the extent such Selling Group Member Agreement is consented to and executed, SCM shall provide to the Issuer a copy of such agreement and a summary of such deviations;

g.            SCM and its officers, directors, employees and agents maintain in full force and effect all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties, to engage in any activities permitted by this Agreement, and the Selling Group Members will agree to perform the marketing activities in accordance with all applicable laws and regulations applicable to it, including those in the jurisdiction of each purchaser of Units;

h.            Neither SCM, nor any of its directors, executive officers, other officers participating in the offering of Units, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of the Units of any such general partner or managing member (each, a “SCM Covered Person” and, collectively, the “SCM Covered Persons”), is subject to a Disqualifying Event except for a Disqualifying Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Issuer prior to the date hereof, or, in the case of a Disqualifying Event occurring after the date hereof, prior to the date of any further offering of Units; provided that SCM will notify the Issuer in writing, prior to any offering of the Units of: (i) any Disqualifying Event relating to any SCM Covered Person not previously disclosed to the Issuer in accordance with this paragraph and (ii) any event that would, with the passage of time, become a Disqualifying Event relating to any SCM Covered Person.

i.            SCM shall abide by and comply with, to the extent applicable, and will cause each Selling Group Member by agreement to comply with, (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999and regulations promulgated thereunder; (ii) the privacy standards and requirements of any other applicable federal or state law and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

j.            SCM is not aware of any person (other than any Issuer Covered Person, SCM Covered Person or Selling Group Member) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Units, and SCM will not enter into any agreement without the prior written consent of Issuer; provided that if SCM enters into any such agreement, such person(s) will be deemed to be an SCM Covered Person pursuant to this Agreement.

k.            Neither SCM nor any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any the Units has been charged with and, to its knowledge, is not under investigation, review or evaluation with respect to, any material violation of any laws, rules and regulations applicable to it;

l.            SCM is not the subject of any pending (or, to its knowledge, threatened) adverse proceedings by any governmental authority the effect of which might impair or adversely affect in any material respect its ability to perform its obligations under this Agreement;

m.            (iii) SCM is not a party to, and to its knowledge, it has not been threatened with, any litigation, arbitration or other adverse proceeding the effect of which might impair or adversely affect in any material respect its ability to perform its obligations under this Agreement;

n.            With respect to each SCM Covered Person, SCM has established procedures reasonably designed to ensure that SCM receives notice from each such SCM Covered Person of: (i) any Disqualifying Event relating to that SCM Covered Person and (ii) any event that would, with the passage of time, become a Disqualifying Event relating to that SCM Covered Person, in each case, occurring up to and including, the last day on which the Units are offered in the Offering.

5.            Covenants of SCM:

SCM covenants and agrees with each of the Issuer and the Company as follows, as of the date hereof and as of each date that the Units are sold hereunder; provided, that, to the extent such covenants are given only as of a specified date or dates, SCM only makes such covenants as of such date or dates:

a.          SCM (i) will not take any action that would cause the offering of the Units not to be exempt from the registration requirements under the Securities Act pursuant to Rule 506(c) of Regulation D and applicable state securities laws and regulations; (ii) will not offer or sell any the Units by any means otherwise inconsistent with this Agreement or the PPM; (iii) will not engage in, and the Selling Group Members by agreement will not be permitted to engage in, any marketing or general solicitation activities in any jurisdiction or in any manner in which it is unlawful for it do so; and (iv) will cause each Selling Group Member or their authorized representatives by agreement to offer the Units only to persons whom Selling Group Members or their authorized representatives have a substantive and pre-existing relationship as defined from time to time by the SEC.

b.            SCM will at all times conduct any activities in accordance with its FINRA Membership Agreement, as may be amended from time to time.

c.            In connection with its activities under this Agreement, SCM shall comply, and will cause each Selling Group Member by written agreement and instruction to comply, in all material respects with applicable (i) federal, state and local securities laws, and any other applicable laws relating to the placement of securities, and (ii) applicable requirements of other governmental, regulatory and self-regulatory authorities and organizations having jurisdiction over the Offering, including those relating to anti-money laundering activities (including the Selling Group Member’s collection of required “know your customer” information from purchasers of Units).

d.            In connection with its activities hereunder, SCM shall, and will cause each Selling Group Member by written agreement and instruction to, (i) exclusively use the Offering Documents and shall not include or make use of any other document or material, or furnish to any potential investor any other information or make any other representations, written or oral, respecting the Issuer or the offering of Units, and (ii) cause to be delivered to each purchaser of Units, at or prior to the time of any purchase of, or commitment to purchase, the Units, copies of the most recent versions of the Offering Documents as supplied to it by the Issuer.

e.            Without the prior written consent of the Issuer, SCM shall not engage in marketing activities with respect to the Units that would require the Issuer, the Units or any of the Offering Documents to be registered, licensed, qualified or approved by any regulatory authority in any jurisdiction.

f.            SCM will cause each Selling Group Member by written agreement and instruction to suspend or terminate the offer and sale of the Units in the Offering upon the written request of the Issuer at any time and to resume offering and selling the Units in the Offering upon subsequent written request of the Issuer.

g.            SCM shall not hold itself out as representing the Issuer, Company, or any of their affiliates in any way, including in any oral or written communication, or take or fail to take any action, directly or indirectly, which would cause or be reasonably likely to cause a purchaser of Units, or any other person or entity, to believe that SCM (i) is an employee of any of the foregoing entities; (ii) has the ability to accept, or cause the Issuer to accept, subscriptions for Units; or (iii) is rendering or will render investment management or advisory services on behalf of the Issuer or their affiliates.

h.            SCM will cause each Selling Group Member by written agreement and instruction to only offer and sell the Units to prospective investors it reasonably believes, on the basis of information obtained from such potential investor concerning such potential investor’s investment objectives, other investments, financial situation and needs, and any other information known by the applicable Selling Group Member or an associated person: (A) is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and meets the other investor suitability requirements as may be established by the Issuer and set forth in the “Suitability Standards” section of the PPM or the other Offering Documents; (B) has a fair market net worth sufficient to sustain the risks inherent in an investment in the Issuer, including, but not limited to, total loss of investment, lack of liquidity and other risks described in the PPM; and (C) is a person for which an investment in the Units are otherwise suitable.

i.            SCM will cause each Selling Group Member by agreement to comply with all rules promulgated by FINRA and the National Association of Securities Dealers applicable to the Offering (collectively, the “FINRA Rules”).

j.            SCM possesses, and shall maintain, sufficient staff, infrastructure, information technology capability and facilities to provide the services to be provided by SCM pursuant to this Agreement and of the type customarily provided by Managing Dealers of similar investment products, and in addition, SCM will maintain personnel with respect to the Offering comprised of individuals possessing experience and expertise in offerings such as the Offering.

k.            SCM will, promptly upon becoming aware of the same, notify the Issuer and the Company of (i) any action, proceeding or investigation threatened or pending before any court or governmental authority, including without limitation the SEC, FINRA, or any state securities regulatory authority, against SCM, an SCM Covered Person, or a Selling Group Member, that claim or allege fraud, violation of the U.S. federal or state securities laws or violation of any other laws, (ii) any deficiency letter or similar report issued to SCM by the SEC, FINRA, or any state securities regulatory authority following a regulatory examination or inquiry, in each case which has had, or is reasonably likely to have, a material adverse effect on the ability of SCM or a Selling Group Member to perform the services contemplated by this Agreement.

6.	Term of Agreement.

a.            Term. This Agreement shall commence as of the date of execution of this Agreement and will automatically terminate, without the requirement for further action by any Party, upon the Offering Termination Date.

b.            Termination. This Agreement may be terminated by Company with 60 days written notice without cause, and by SCM with 30 days’ written notice without cause. Further, either Company or SCM may terminate this Agreement effective upon written notice to the other party in the event:

(i)	Materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the breaching Party does not cure such breach within thirty (30) days after receipt of written notice of such breach;

(ii)	Becomes insolvent or admits its inability to pay its debts generally as they become due;

(iii)	Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) days after filing;

(iv)	Is dissolved or liquidated or takes any corporate action for such purpose.

(v)	Makes a general assignment for the benefit of creditors; or

(vi)	Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

c.            Issuer and Company Obligations Upon Termination. The Issuer and the Company, upon termination of this Agreement, shall jointly and severally pay to SCM all undisputed but unpaid fees and all undisputed expense reimbursements to which SCM is entitled pursuant to Section 8 of this Agreement up to and including the Termination Date, offset by any Damages. For purposes of this Section 6(b), “Damages” shall mean any amounts owed from SCM to the Issuer or any other Issuer Indemnified Persons arising in accordance with Section 9 herein.

d.            Managing Dealer Obligations Upon Termination. SCM, upon termination of this Agreement, shall promptly deposit all funds, if any, in its possession which were received from investors for the sale of Units into the appropriate account designated by the Issuer for the deposit of investor funds, shall promptly deliver to the Issuer all records and documents in its possession which relate to the Offering and SCM’s performance of the services hereunder, and shall notify the Selling Group Member of such termination. Upon termination of this Agreement, SCM shall use its commercially reasonable best efforts to cooperate with the Issuer and any other party that may be reasonably necessary to accomplish an orderly transfer to any successor entity of the operation and management of the services SCM provided pursuant to this Agreement.

7.            The Issuer agrees that it will furnish to SCM copies of the PPM and all Offering Documents, as they may be amended or supplemented by Issuer, in such quantities as SCM may from time to time reasonably request. If, at any time during the term of this Agreement, an event has occurred as a result of which the PPM and all Offering Documents as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, the Issuer agrees to notify SCM and upon its request to prepare and furnish without charge to SCM as many copies as SCM may reasonably request of an amended or supplemented PPM and all Offering Documents that will correct such statement or omission.

8.            Confidentiality. Each Party (“Receiving Party”) shall not disclose, publish, or disseminate the Confidential Information (as defined below) of the other Party (“Disclosing Party”) to anyone other than such Receiving Party’s employees and contractors with a need to know such Confidential Information, and who are bound by a written agreement to protect the confidentiality of such Confidential Information no less protective than the provisions of this Section, or as required by applicable law. Each party agrees to take the same measures used to protect its own Confidential Information of a similar nature, but in no event less than a reasonable degree of care, to prevent any unauthorized use, disclosure, publication, or dissemination of the other party’s Confidential Information. Each Receiving Party agrees to use and disclose the Disclosing Party’s Confidential Information for the sole purpose of carrying out such Receiving Party’s rights and obligations under this Agreement and shall be responsible and liable for all such usage and/or disclosure. Receiving Party may disclose Confidential Information if and to the extent that such disclosure is required by applicable law, regulation, or court order, provided that, as permitted by applicable law, Receiving Party (i) uses reasonable efforts, at Disclosing Party’s expense, to limit the disclosure by means of a protective order or a request for confidential treatment and (ii) provides Disclosing Party a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure. In addition to each party’s obligations upon the expiration or termination of this Agreement, upon either party’s request, the other party shall return all of the requesting party’s Confidential Information in its possession or under its control in accordance with the requesting party’s directions and shall not thereafter retain any copies of the other party’s Confidential Information. As used herein, “Confidential Information” means confidential and proprietary information of a Party, whether in oral, written or other form, which is marked “confidential” or “proprietary,” or which should reasonably be deemed to be confidential. Confidential Information does not include information that: (1) is now or subsequently becomes generally available to the public through no fault or breach of the Receiving Party; (2) the Receiving Party can demonstrate to have had rightfully in its possession prior to disclosure by the Disclosing Party; (3) is independently developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party; or (4) the Receiving Party rightfully obtains such information form a third party without a breach of confidentiality.

9.             For purposes of this Agreement, “Gross Offering Proceeds” shall mean, with respect to any Closing, the gross offering proceeds from the sale of the Units directly by SCM strictly in accordance with the terms of this Agreement. During the Term of this Agreement, SCM shall be entitled to the following compensation for proper performance of its services hereunder:

a.              After each Closing that is consummated during the Term, the Issuer shall pay to SCM by wire transfer the following fees:

i.	A selling commission in an amount equal to six percent (6.0%) of the Gross Offering Proceeds from the sale of the Units less any reductions or waivers of Selling Commissions agreed upon by SCM and the Selling Group Member, paid by the Issuer to SCM with offering proceeds (“Selling Commissions”), which SCM will reallow in its entirety to the Selling Group Members;

ii.	a marketing reallowance fee in an amount equal to one percent (1.0%) of the Gross Offering Proceeds from the sale of the Units, paid by the Issuer to SCM with offering proceeds (the “Marketing Reallowance Fee”), which SCM will reallow in its entirety to the Selling Group Members; and

iii.	a Managing Dealer fee in an amount equal to one and one point four percent (1.4%) of the Gross Offering Proceeds from the sale of the Units (the “Managing Dealer Fee”), paid by the Issuer to SCM with offering proceeds. SCM may, in its sole discretion, reallow a portion of the Managing Dealer Fee to Selling Group Members.

b.            The Issuer will not be liable or responsible to any Selling Group Member for direct payment or reallowance of any such selling commissions or fees to such Selling Group Member, it being the sole and exclusive responsibility of SCM for payment or reallowance of any such selling commissions or fees to Selling Group Members. Notwithstanding anything herein to the contrary, SCM shall pay in full all reallowance amounts it is required to reallow to Selling Group Members pursuant to this Agreement.

c.            Issuer and Company Expenses. Subject to the limitations set forth below, the Issuer agrees to pay all of its costs and expenses incident to the Offering, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, including without limitation expenses, fees and taxes in connection with: (i) the preparation of the PPM and any amendments or supplements thereto, and the printing and furnishing of copies thereof to SCM and to Selling Group Members (including costs of mailing and shipment); (ii) the preparation, issuance and delivery of certificates, if any, for the Units, including any stock or other transfer taxes or duties payable upon the sale of the Units; (iii) all fees and expenses of the Issuer’s legal counsel, independent public or certified public accountants and other Companies; (iv) the fees and expenses of any transfer agent or registrar for the Units and any miscellaneous expenses referred to in the PPM; (v) all costs and expenses incident to the travel and accommodation of the Company or Issuer personnel, in making presentations to Selling Group Members and other broker-dealers and financial companies with respect to the Offering; and (vi) the performance of the Issuer’s other obligations hereunder. The Company will be responsible for all third-party due diligence costs and expenses.

d.            SCM Expenses. During the Term hereof, the Company shall reimburse SCM for the following reasonable, customary, documented and actual out-of-pocket costs and expenses incurred by SCM after the commencement of the Offering in connection with the performance of its obligations under this Agreement (the “PPM Offering Expenses”): (i) customary travel, lodging and meal expenses incurred in connection with the Offering; and costs and expenses of conducting educational conferences and seminars, attending broker-dealer sponsored conferences, industry sponsored conferences, informational seminars and educational conferences sponsored by the Issuer (to the extent SCM is attend such conferences for multiple clients or issuers, SCM will allocated the expenses in a pro rata fashion); (ii) reasonable bona fide due diligence expenses set forth in an itemized and detailed invoice provided to the Issuer (including travel, lodging and meal expenses and other reasonable out-of-pocket expenses incurred by SCM or any Selling Group and their personnel; and (iv) fees of legal counsel to SCM related to the Offering, not to exceed $20,000. Such expenses will be reimbursed to SCM within thirty (30) calendar days of SCM’s presentation of a detailed and itemized invoice or receipt or such other documentation as the Company may reasonably deem acceptable for such expenses to the Company. Notwithstanding the foregoing, SCM shall be solely responsible for any tax, duty or other governmental charge imposed in connection with any amount it receives pursuant to this Section 8.

e.            Related Party Exclusion. The Company, executive officers of the Company, other affiliates, Managing Dealer, and any “Related Party” may purchase Units without commissions. “Related Party” means those individuals who have prior business and/or personal relationships with our Company and Managing Dealer.

10.	Indemnification.

a.	The parties hereby agree as follows:

i.             SCM Indemnification. The Company and Issuer agree to indemnify, defend and hold harmless SCM, SCM’s affiliates, each Selling Group Member and their respective directors, officers, employees, agents and controlling persons (each such person being an “SCM Indemnified Party”) from and against any and all losses, damages, liabilities, claims or expenses, (including reasonable attorneys’ fees and the reasonable cost of investigation), joint or several, to which such SCM Indemnified Party have or may become subject under any applicable federal or state law or otherwise (“Damages”) arising out of or resulting from a third party claim, demand, suit, and/or proceeding (“Claims”) to the extent caused by, as incurred by any SCM Indemnified Party (including as incurred in connection with the investigation of, preparation for, and defense of any pending or threatened claim or any action or proceeding arising therefrom), whether or not such SCM Indemnified Party is a party, related to or arising out of the Offering or this Agreement or any matter referred to in this Agreement, including without limitation Damages arising out of or based upon: (i) any (1) untrue statement or alleged untrue statement of a material fact contained in any Offering Documents, including the PPM, or (2) omission or alleged omission of a material fact required to be stated in any Offering Documents, including the PPM, or necessary in order to make the statements therein not misleading; provided, however, that such indemnity shall not apply to any such Damages or Claims arising out of or based upon an untrue statement or alleged untrue statement of material fact or an omission or alleged omission of material fact in any information furnished by or on behalf of SCM or by or on behalf of any Selling Group Member in writing and specifically for inclusion in the Offering Materials; (ii) any material breach by the Issuer or Company of a representation, warranty or covenant made by the Issuer or Company in this Agreement; (iii)  any material failure by the Issuer or Company to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering (other than as a result of a material breach by SCM of its obligations hereunder); provided, however, that the Issuer and the Company shall not provide any such indemnification to a particular SCM Indemnified Party to the extent that such Damages or Claims resulted from or was caused by such SCM Indemnified Party’s fraud, willful misfeasance, gross negligence, which shall have no impact on the Issuer’s and Company’s obligations herein to each other SCM Indemnified Party.

ii.                Issuer Indemnification. SCM agrees to indemnify the Issuer, the Company, any of their respective affiliates, directors, officers, employees, agents and controlling persons (each such person being a “Issuer Indemnified Party”) from and against any and all Damages incurred by any Issuer Indemnified Party in connection with the investigation of, preparation for, and defense of any pending or threatened Claim, whether or not such Issuer Indemnified Party is a party, to which such Issuer Indemnified Party may become subject insofar as such Damages arising out of or are based upon: (i) any (1) untrue statement or alleged untrue statement of material fact contained in any Offering Documents or (2) omission or alleged omission of a material fact required to be stated in any Offering Documents or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, in each case described in this clause (i) to the extent, but only to the extent, that such untrue statement or alleged untrue statement of material fact or omission or alleged omission of a material fact was made in reliance upon and in conformity with information that was furnished to the Issuer by SCM in writing specifically for use with reference to SCM in the Offering Documents; (ii) any unauthorized verbal or written representations in connection with the Offering made by or on behalf of SCM or its employees, or affiliates in violation of the 1933 Act, or any other applicable federal or state securities laws and regulations, (iii) Managing Dealer’s failure to comply with any of the applicable provisions of the 1933 Act, the Exchange Act, Regulation D (Rule 506), applicable requirements and rules of FINRA, or any applicable state laws or regulation, (iv) breach by Managing Dealer of any term, condition, representation, warranty, or covenant of this Agreement or any Selling Group Member Agreement, and (v) the failure by any purchaser of Units to comply with the investor suitability requirements set forth in the PPM, including without limitation the requirement that such purchaser be an “accredited investor” as defined in Rule 501(a) of Regulation D, solely to the extent that the Managing Dealer knew or should have known that such purchaser did not comply with the investor suitability requirements set forth in the Memorandum after the Managing Dealer took reasonable steps to verify that the prospective investor is an “accredited investor”, and (v) any negligent action or omission by or on behalf of any SCM Indemnified Parties in connection with the performance of its duties under this Agreement; provided, however, that SCM shall not provide any such indemnification to the extent it has been determined by a court of competent jurisdiction that such Losses resulted from the Issuer’s fraud, willful misfeasance, gross negligence, or material breach of a representation, warranty or covenant herein.

iii.            By virtue of entering into a Selling Group Member Agreement, each Selling Group Member severally will agree to indemnify, defend and hold harmless the Issuer, SCM and each of their respective officers, directors, employees, members, managers, partners, affiliates, agents and representatives, and each person, if any, who controls the Issuer or SCM within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any Damages to which any such person may become subject, as more fully described in each Selling Group Member Agreement.

iv.            Each SCM Indemnified Party and each Issuer Indemnified Party may be individually referred to herein as an “Indemnified Party” or an “Indemnifying Party,” as the context requires.

b.            If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Indemnifying Party of the commencement of any litigation, proceeding or other action in respect thereof; provided, however, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability or obligation that it may have under this paragraph or otherwise to such Indemnified Party unless and only to the extent that such failure results in the forfeiture of material rights or defenses by the Indemnified Party and results in actual prejudice to the Indemnifying Party. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such litigation, proceeding or other action (and the costs related thereto) and, upon such election, the Indemnifying Party shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Indemnifying Party has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have concluded that (A) the representation of such Indemnified Party by legal counsel selected by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interest or (B) there may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or other Indemnified Party represented by such legal counsel. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened action or claim or related cause of action or portion of such cause of action in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is a party to such action or claim), unless (A) such compromise or settlement does not include a finding or admission by the Indemnified Person of any violation of any law, rule or regulation or any violation of the rights of any person, (B) each Indemnified Person is unconditionally released from all liability arising therefrom, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

c.             EXCECPT FOR EACH PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

d.            During the term of this Agreement, SCM shall maintain in full force and effect, with financially sound and reputable insurers.,

11.            The respective indemnities, agreements, representations, warranties and other statements of the Issuer, Company, and SCM, as set forth in this Agreement or made by or on behalf of the Issuer, Company, or SCM, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Issuer, Company, or SCM, any of SCM’s affiliates or any other firm that SCM has partnered with or engaged in connection with the transactions contemplated hereby or any controlling person of SCM or any officer, partner, employee or director or controlling person of the Company or Issuer, any affiliate or partner firm, and shall survive delivery of and payment for the Units and termination of this Agreement.

12.            Each of the Issuer and Company hereby agrees that by executing this Agreement, the fees earned and expenses incurred through the date of termination of this Agreement, as provided for under Section 8 shall survive any such termination and remain the full responsibility of the Company, as the case may be pursuant to Section 8, subject to the provisions of Section 8(c).

13.            The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 18, 21 and 22 and any other provision that by its nature should survive shall survive any expiration or termination of this Agreement.

14.            SCM shall not assign, transfer, delegate or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Company and Issuer in each instance. Any purported assignment or delegation in violation of this Sectin 13 shall be null and void. No assignment or delegation shall relieve SCM of any of its obligations under this Agreement. This Agreement shall be binding upon, and inure solely to the benefit of, SCM, the Company, the Issuer, and, to the extent provided in Section 9 hereof, the Indemnified Parties and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Units offered in the Offering shall be deemed a successor or assign by reason merely of such purchase.

15.            Except as required by law or in any legal proceeding to enforce the terms of this Agreement, the terms of this Agreement (other than the fact that SCM has been engaged by the Issuer in connection with the Offering) shall not be disclosed by either party to this Agreement to any third party (not including any officers, directors, employees, shareholders, agents, attorneys, accountants, broker-dealers in the selling group, or lenders who need to know such information in connection with the Offering or who have the contractual right to review such information) without the prior written consent of both parties to this Agreement. Prior to any permitted disclosure described above, each Party shall inform all third parties to be provided with such information of the confidential nature of such information, and shall use reasonable commercial efforts to restrict the further disclosure of such information by such third parties. Furthermore, if a Party is required to deliver a copy or any written summary of this letter to any such third party, it will obtain the prior written agreement of such party to keep all such information confidential. Notwithstanding the foregoing, the Issuer is hereby authorized to disclose the terms of this Agreement to broker-dealers in the Selling Group and prospective investors to whom the Units are offered in the PPM or otherwise.

16.            The Issuer agrees that communication with investors in the Issuer is an important priority. To that end, the Issuer agrees to prepare and distribute to investors in the Issuer, within 90 days after the end of each fiscal quarter, a quarterly investor update that summarizes the performance of the Issuer during the preceding 90 days. The Issuer agrees to keep a database of investor contact information and to distribute these updates (and other important investor communications) electronically via investor portal, email and/or via U.S. mail when appropriate. The Issuer also agrees to distribute a copy of all quarterly investor updates, the annual audit, and any other information provided to investors to all broker-dealers in the selling group.

17.            SCM, on the one hand, and the Issuer and Company, on the other hand, shall be deemed to be an independent contractor with respect to the other and, none of SCM on the one hand, and the Issuer and Company, on the other hand, shall have authority to act for or represent the other. Nothing contained herein shall create a partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall this Agreement be deemed to confer on any party any express, implied, or apparent authority to incur any obligation or liability on behalf of any other party.

18.            This Agreement and any matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts made and delivered entirely within the State of Florida.

19.	Waiver of Jury Trial; Consent to Jurisdiction; Arbitration; Attorneys’ Fees.

i.            EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. The Parties to this Agreement agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within Hillsborough County, City of Tampa and State of Florida. Accordingly, the Parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within Hillsborough County, City of Tampa and State of Florida. The Parties further agree that any such action or proceeding brought by either Party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such Party exclusively in the federal or state courts, or appropriate arbitral body, located within Hillsborough County, City of Tampa and State of Florida.

ii.            Subject to applicable law, any dispute, controversy or claim arising out of or relating to this Agreement that cannot be settled through good faith negotiation shall be settled by arbitration in accordance with the then current American Arbitration Association Commercial Arbitration Rules by a sole arbitrator agreed upon by the Parties (or, if the Parties are unable to so agree, such arbitrator shall be selected as otherwise provided in such rules). The arbitration shall be governed by the United States Arbitration Act, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be the city of Tampa, Florida. The expenses of arbitration shall be borne by the Party that does not substantially prevail on the matters at issue, provided that if no Party substantially prevails on the matters at issue, the expenses of arbitration shall be shared equally between the parties. The Parties hereby irrevocably agree to settle or resolve any dispute under this agreement by arbitration as described above.

iii.            If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.

20.            This Agreement and the Sponsor Consulting Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings. This agreement may not be amended except by written instrument signed by both Parties.

21.            For purposes of this Agreement, the term “affiliate” shall have the meanings ascribed thereunder under Rule 144 promulgated under the Securities Act.

22.            Any notice, approval, request, authorization, direction or other communication required or permitted under this Agreement shall be in writing and shall be deemed given (a) when delivered personally or via commercial messenger, (b) on the first (1st) business day after deposit with a nationally recognized overnight delivery service, (c) on the fifth (5th) business day after deposit in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, or (d) when transmitted by facsimile or email, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case to the intended recipient at the address set forth below.

If to SCM:

Skyway Capital Markets

100 North Tampa Street, Suite 3550
Tampa, Florida 33602
Attention: Russell L. Hunt

E-mail: russ.hunt@skywaycapitalmarkets.com

with a copy to (which shall not constitute notice under this Agreement):

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut Street
Clearwater, FL 33756
Attention: Mike Cronin, Esq.
E-mail: mikec@jpfirm.com

If to the Company Issuer:

CaliberCos

8901 E. Mountain View Rd., Suite 150

Scottsdale, AZ 85258

Attention: John C. Loeffler II

E-mail: chris.loeffler@caliberco.com

with a copy to (which shall not constitute notice under this Agreement):

Snell & Wilmer, L.L.P.

One East Washington Street, Suite 2700

Phoenix, AZ 85004

Attention: Byron Sarhangian

Email: bsarhangian@swlaw.com

Any Party may change its address specified above by giving the other Parties notice of such change in accordance with this Section 21.

23.            Third Party Beneficiaries. Except for the persons and entities not a party to this Agreement referred to as Indemnified Parties in Section 9, there shall be no third party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Except for the persons and entities not a party to this Agreement referred to as Indemnified Parties in Section 9, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any Party to this Agreement. For the avoidance of doubt, each Selling Group Member is a third-party beneficiary with respect to this Agreement and may enforce its rights, to the extent set forth herein, against any Party to this Agreement.

24.            Waiver; Severability. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

25.              Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Agreement, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Skyway Capital Markets, LLC

By:
Name: Russell L. Hunt
Title: CEO

CaliberCos

By:
Name: John C. Loeffler II
Title: CEO

[Issuer]

By:
Name: John C. Loeffler II
Title: General Partner

Exhibit Intentionally Omitted